Exhibit 99.1

For Immediate Release

Alexandria Real Estate Equities, Inc. Refreshes and Extends Its
$500 Million Common Stock Repurchase Program

PASADENA, Calif., December 8, 2025 — Alexandria Real Estate Equities, Inc. (“Alexandria” or the “Company”) (NYSE: ARE) today announced that the Company’s Board of Directors authorized a new common stock repurchase program. The new program replaces the current repurchase authorization for up to $500 million that was set to expire on December 31, 2025. Under the current program, Alexandria repurchased $258.2 million of its shares of common stock, par value $0.01 per share (“Common Stock”), primarily in January 2025. Under the new program, the Company may, from time to time, purchase up to $500 million of its outstanding shares of Common Stock until December 31, 2026 in the open market or otherwise (including in negotiated transactions, through accelerated share repurchases, through indirect purchases of Common Stock such as by using derivatives, or in other transactions).

The specific timing, price, and amount of any repurchases will be determined by the Company in its discretion and will depend on a variety of factors, including prevailing stock prices, available capital, general economic and market conditions, and other considerations. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of Common Stock and may be suspended or discontinued at any time. The Company’s preference is to fund stock repurchases, if any, through December 31, 2026 on a leverage neutral-basis with net cash provided by operating activities after dividends and proceeds from real estate dispositions and/or joint ventures.

About Alexandria Real Estate Equities, Inc.

Alexandria, an S&P 500® company, is a best-in-class, mission-driven life science REIT making a positive and lasting impact on the world. With our founding in 1994, Alexandria pioneered the life science real estate niche. Alexandria is the preeminent and longest-tenured owner, operator, and developer of collaborative MegacampusTM ecosystems in AAA life science innovation cluster locations, including Greater Boston, the San Francisco Bay Area, San Diego, Seattle, Maryland, Research Triangle and New York City. For more information on Alexandria, please visit www.are.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding the Company’s stock repurchase program. These forward-looking statements are based on the Company’s present intent, beliefs, or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in its filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.

CONTACT: Joel S. Marcus, Executive Chairman & Founder, (626) 578-9693, jmarcus@are.com

# # #